Exhibit 99.(14)(C)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Strategic Partners Opportunity Funds – Strategic Partners New Era Growth Fund:

We consent to the incorporation by reference, in this registration statement (No. 333-11785) on Form N-14 of Jennison U.S. Emerging Growth Fund, Inc., of our report dated April 26, 2006, on the statement of assets and liabilities, including the portfolio of investments, of the Strategic Partners New Era Growth Fund (a series of Strategic Partners Opportunity Funds, hereafter referred to as the “Fund”), as of February 28, 2006, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings” in this registration statement on Form N-14.

KPMG LLP

New York, New York

August 23, 2006